      Exhibit 10.18

Hub Group, Inc.
Description of Executive Officer Cash Compensation
For 2004 and 2005

Annual Cash Compensation

Base Salary

        Set forth below are the base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers in 2004 and their increased annual base salary effective January 1, 2005. The Company considers various factors in assigning executive officers to specific salary ranges, including job content, level of responsibility, accountability, and the competitive compensation market. On an annual basis, all executive officers’ salaries are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Bonus Plan

        Executive officers are eligible for annual performance-based awards under the Company’s bonus plan, as are all salaried employees. For 2004, goals were weighted upon achievement of targeted levels of earnings per share and, for some executives, upon achievement of personal goals. The goals for 2005 will also be weighted.

Restricted Stock

         The Company makes periodic grants of restricted stock to executive officers. Grants of restricted stock have provided provided for vesting in three years after grant.

David P. Yeager
Vice Chairman and Chief Executive Officer

Base
2004	$504,000
2005*	$504,000

Mark A. Yeager
President and Chief Operating Officer

Base
2004	$326,000
2005*	$335,780

Thomas M. White
Sr. Vice President, Treasurer and Chief Financial Officer

Base
2004	$326,000
2005*	$335,780

Donald Maltby
Executive Vice President Logistics

Base
2004	$250,000
2005*	$257,500

Thomas L. Hardin
President – Rail Affairs

Base
2004	$207,000
2005*	$207,000

* Salary increases from 2004 levels are effective January 1, 2005